_______________________________________________________ Press Release For immediate release
                                                       _______________________________________________________
                                                       Invesco Mortgage Capital Inc. Reports Third
                                                       Quarter 2010 Financial Results

                                                                          Investor Relations Contact: Donald Ramon, 404-439-3228
                                                                          Media Relations Contact: Bill Hensel, 404-479-2886

Atlanta – November 8, 2010 -- Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced results for the quarter ended September 30, 2010.

The Company reported net income of $27.6 million, or $1.01 per share (basic and diluted), for the quarter ended September 30, 2010, compared to $22.0 million, or $0.91 per share (basic and diluted), for the quarter ended June 30, 2010.  The increase in net income and earnings per share was primarily driven by an increase in average earning assets as the equity from the May 2010 follow-on capital offering was fully deployed throughout the third quarter.

The Company declared a dividend of $1.00 per share for the third quarter of 2010.  The dividend was paid on October 27, 2010.

“During the third quarter, we realized the full benefit of the follow-on capital offering we completed in May 2010,” said Richard King, Chief Executive Officer.  “For the quarter, we were able to grow net income by 25%, improve our earnings per share by 11% and increase our dividend.  We believe asset selection is the key to our success and having the ability and expertise to invest across the mortgage market is a distinct competitive advantage.”

($ in millions, except per share amounts)
	Q3 ‘10	Q2 ‘10
	(unaudited)	(unaudited)
Average Earning Assets (at fair value)	$2,401.5	$2,045.6
Average Borrowed Funds	1,862.9	1,618.4
Average Equity	560.4	498.3

Interest Income	36.1	29.2
Interest Expense	8.9	6.4
Net Interest Income	27.2	22.8
Operating Expenses	2.9	2.8
Other Income	3.3	2.0
Net Income	27.6	22.0

Average Portfolio Yield	6.01%	5.71%
Cost of Funds	1.90%	1.58%
Debt to Equity Ratio	3.4	3.3
Return on Average Equity	19.71%	17.71%
Book Value per Share (Diluted)	$20.28	$19.90
Earnings per share (Basic and Diluted)	$1.01	$0.91
Dividend	$1.00	$0.74

Financial Summary

The Company’s portfolio of mortgage-backed securities (“MBS”) was $2.5 billion as of September 30, 2010, an increase of $0.2 billion from June 30, 2010.  For the quarter ended September 30, 2010, average earning assets were $2.4 billion which generated interest income of $36.1 million.  This represents an increase of $0.4 billion, or 17.4%, and $6.9 million, or 23.6%, respectively, from the second quarter of 2010.

During the third quarter, the constant prepayment rate (“CPR”) of the Company’s portfolio of agency residential mortgage-backed securities (“RMBS”) continued to perform better than bonds with similar characteristics.  The Company’s 15-year agency RMBS portfolio had a 3-month CPR of 12.3, versus a rate of approximately 27.0 for bonds with similar characteristics.  The Company’s 30-year agency RMBS portfolio had a 3-month CPR of 14.3, compared to a rate of approximately 31.1 for bonds with similar characteristics.  The Company’s agency hybrid adjustable rate mortgage (“ARM”) portfolio had a 3-month CPR of 28.9 and the non-agency RMBS portfolio prepaid at a 3-month CPR of 17.8.  Overall, the weighted average 3-month CPR on the portfolio was 13.7.

The Company financed its MBS portfolio with a combination of borrowings under repurchase agreements and the Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”).  For the quarter ended September 30, 2010, the Company had average borrowings of approximately $1.9 billion and interest expense of $8.9 million, compared to $1.6 billion and $6.4 million, respectively, for the second quarter of 2010.

Operating expenses for the third quarter 2010 totalled $2.9 million compared to $2.8 million for the second quarter 2010.  The ratio of operating expenses to average equity in the third quarter of 2010 decreased 0.15% to 2.09% as the Company benefited from improved operating efficiency during the quarter.

The Company’s book value per share as of September 30, 2010 was $20.28, compared to $19.90 per share as of June 30, 2010.

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About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company.  Additional information is available at www.invescomortgagecapital.com.

Earnings Call

Members of the investment community and the general public are invited to listen to the Company’s earnings conference call today, Monday, November 8, 2010, at 9:00 a.m. ET, by calling one of the following numbers:

US/Canada Toll Free:      800 768 6727
International:                    212 231 2920
Passcode:                          Invesco

An audio replay will be available until 5:00 pm ET on November 22, 2010 by calling:

800-633-8284 (North America), enter reservation # 21484647,
402-977-9140 (International), enter reservation # 21484647.

The presentation slides that will be reviewed during the call will be available on the Company’s website at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release, and comments made in the associated conference call today, may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance. In addition, words such as “will,” “anticipates,” “expects” and “plans,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge investors to carefully consider the risks identified under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov.

All written or oral forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice.  We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

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INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
$ in thousands, except per share data	2010	2009	2010	2009
Revenues
Interest income	36,067	10,983	83,284	10,983
Interest expense	8,873	2,070	18,904	2,070
Net interest income	27,194	8,913	64,380	8,913

Other income (loss) Gain (loss) on sale of investments, net	(311)	—	1,064	—
Equity in earnings and fair value change in unconsolidated limited partnerships	3,793	—	5,888	—
Loss on other-than-temporarily impaired securities	(124)	—	(510)	—
Unrealized loss on interest rate swaps	(9)	(13)	(44)	(13)
Total other income (loss)	3,349	(13)	6,398	(13)

Expenses
Management fee – related party	2,039	753	5,094	753
General and administrative	263	245	729	349
Insurance	236	354	929	369
Professional fees	386	375	1,181	388
Total expenses	2,924	1,727	7,933	1,859
Net income	27,619	7,173	62,845	7,041

Net income attributable to non-controlling interest	1,433	970	3,860	970
Net income attributable to common shareholders	26,186	6,203	58,985	6,071
Earnings per share:
Net income attributable to common shareholders (basic and diluted)	1.01	0.70	2.74	NM
Dividends declared per common share	1.00	—	2.52	—
Weighted average number of shares of common stock:
Basic	26,047	8,886	21,552	NM
Diluted	27,478	10,311	22,981	NM

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

$ in thousands, except per share amounts	As of
ASSETS	Sept. 30, 2010	Dec. 31, 2009
	(Unaudited)
Mortgage-backed securities, at fair value	2,457,871	802,592
Cash	20,394	24,041
Restricted cash	40,235	14,432
Principal paydown receivable	1,138	2,737
Investments in unconsolidated limited partnerships, at fair value	61,290	4,128
Accrued interest receivable	10,950	3,518
Prepaid insurance	685	681
Deferred offering costs	237	288
Other assets	591	983
Total assets	2,593,391	853,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	1,784,969	545,975
TALF financing	151,757	80,377
Derivative liability, at fair value	46,265	3,782
Dividends and distributions payable	27,473	10,828
Payable for investment securities purchased	57,016	—
Accrued interest payable	1,601	598
Accounts payable and accrued expenses	931	665
Due to affiliate	2,301	865
Total liabilities	2,036,313	643,090

Invesco Mortgage Capital Inc. Shareholders’ equity:
Preferred Stock: par value $0.01 per share; 50,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common Stock: par value $0.01 per share; 450,000,000 shares authorized, 26,047,682 and 8,887,212 shares issued and outstanding, at September 30, 2010 and December 31, 2009, respectively	260	89
Additional paid in capital	514,423	172,385
Accumulated other comprehensive income	10,511	7,721
Retained earnings	771	320
Total Invesco Mortgage Capital Inc. shareholders’ equity	525,965	180,515

Non-controlling interest	31,113	29,795
Total equity	557,078	210,310

Total liabilities and shareholders’ equity	2,593,391	853,400

Mortgage-Backed Securities

The following table summarizes certain characteristics of the Company’s mortgage-backed securities portfolio as of September 30, 2010:
$ in thousands	Principal Balance	Unamortized Premium (Discount)	Amortized Cost	Unrealized Gain/ (Loss)	Fair Value	Net Weighted Average Coupon (1)	Average Yield (2)
Agency RMBS:
15 year fixed-rate	656,387	33,487	689,874	7,648	697,522	4.88%	3.24%
30 year fixed-rate	652,555	44,993	697,548	9,568	707,116	5.82%	3.87%
ARM	8,247	180	8,427	(245)	8,182	3.04%	2.23%
Hybrid ARM	33,112	1,081	34,193	630	34,823	4.08%	3.14%
Total Agency	1,350,301	79,741	1,430,042	17,601	1,447,643	5.30%	3.54%

MBS-CMO	22,085	889	22,974	540	23,514	5.89%	4.52%
Non-Agency MBS	1,078,638	(341,410)	737,228	21,984	759,212	4.68%	6.68%
CMBS	211,512	(2,899)	208,613	18,889	227,502	5.17%	5.45%
Total	2,662,536	(263,679)	2,398,857	59,014	2,457,871	5.05%	4.68%
_____________________
(1)  Net weighted average coupon (“WAC”) is presented net of servicing and other fees.
(2)  Average yield incorporates future prepayment assumptions.

Repurchase Agreements

The following table summarizes the Company’s borrowings by type of investment for the period ended September 30, 2010 and December 31, 2009:

$ in thousands	September 30, 2010		December 31, 2009
Repurchase Agreements	Amount Outstanding	Weighted Average Interest Rate	Amount Outstanding	Weighted Average Interest Rate
Agency RMBS	1,296,368	0.30%	545,975	0.26%
Non-Agency RBS	434,262	1.75%	—	—
CMBS	18,339	1.29%	—	—
Total Repurchase agreements	1,748,969	0.67%	545,975	0.26%
CMBS under TALF	151,757	3.56%	80,377	3.82%
Total Borrowings	1,900,726	0.90%	626,352	0.72%